Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

SIX FLAGS ENTERTAINMENT CORPORATION

Pursuant to Section 242 of the

Delaware General Corporation Law

SIX FLAGS ENTERTAINMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST:  The name of the Corporation is Six Flags Entertainment Corporation.

SECOND:  The Restated Certificate of Incorporation of the Corporation is hereby be amended by deleting the first sentence of Section 1 of Article IV and replacing it with the following:

“The total number of shares of capital stock that the Company is authorized to issue is 145,000,000 shares, consisting of 140,000,000 shares of common stock, par value $0.025 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”).”

THIRD:  This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote thereon at a meeting of the stockholders of the Corporation called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law.

FOURTH:  This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation shall be effective as of 11:59 p.m., Eastern Time, on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Six Flags Entertainment Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 4th day of May, 2011.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Mary A. Roma
Mary A. Roma
Assistant Vice President

RESTATED

CERTIFICATE OF INCORPORATION

OF

SIX FLAGS, INC.

The undersigned, Mark Shapiro, certifies that he is the President and Chief Executive Officer of Six Flags, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and does hereby further certify as follows:

1.                                       The present name of the Company is Six Flags, Inc.  The Company was originally incorporated under the name “Premier Parks Holdings Corporation”.  The original certificate of incorporation of the Company (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on December 9, 1997.

2.                                       This restated certificate of incorporation of the Company (the “Restated Certificate of Incorporation”), which restates and integrates and also further amends the provisions of the existing Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”).  Provision for the making of this Restated Certificate of Incorporation is contained in the order of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) dated as of April 29, 2010 confirming the Modified Fourth Amended Joint Plan of Reorganization of Six Flags, Inc., and its affiliated debtors filed pursuant to section 1121(a) of chapter 11 of title 11 of the United States Code (the “Plan of Reorganization”).

3.                                       This Restated Certificate of Incorporation has been duly executed and acknowledged by an officer of the Company designated in such order of the Bankruptcy Court in accordance with the provisions of Sections 245 and 303 of the DGCL.

4.                                       The text of the Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Six Flags Entertainment Corporation (the “Company”).

ARTICLE II

REGISTERED AGENT

The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, New Castle County.  The name of the Company’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITALIZATION

Section 1.  Authorized Capital Stock.  The total number of shares of capital stock that the Company is authorized to issue is 65,000,000 shares, consisting of 60,000,000 shares of common stock, par value $0.025 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”).  To the extent prohibited by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Company will not issue non-voting equity securities; provided, however the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

The number of authorized shares of either of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 2.  Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors of the Company (the “Board”) is hereby authorized to provide for the issuance of shares of Preferred Stock in such series and, by filing a certificate pursuant to the applicable law of the State of Delaware (referred to herein as “Preferred Stock Designation”), to fix from time to time the number of shares to be included in any such series and the designations, powers, preferences, and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.  The authority of the Board with respect to each such series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a)                                  the number of shares of such series and the designation to distinguish the shares of such series from the shares of all other series;

(b)                                 the voting powers, if any, of the holders of shares of such series and whether such voting powers are full or limited;

(c)                                  the redemption rights, if any, applicable to such series, including, without limitation, the redemption price or prices, if any, to be paid for the shares of such series;

(d)                                 whether dividends on such series, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e)                                  the rights of the holders of shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Company;

(f)                                    whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(g)                                 the right, if any, of holders of shares of such series to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

(h)                                 the terms and amount of any sinking fund, if any, applicable to such series; and

(i)                                     any other preferences or relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof.

Section 3.  Common Stock.  The rights of the Common Stock to dividends and other distributions shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Restated Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, each holder of Common Stock shall have the exclusive right to vote and shall be entitled to one vote on each matter, including the election of directors to the Board, submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

Section 4.  Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Company, such dividends and other distributions may be declared and paid on the Common Stock out of the assets of the Company that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.

Section 5.  Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares of Common Stock held by each such stockholder.

ARTICLE V

BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the Amended and Restated Bylaws (as amended, the “Bylaws”) of the Company.  Any adoption, alteration or repeal of a Bylaw must be approved either by (a) the affirmative vote of a majority of the Whole Board (as defined below) or the unanimous written consent of all members of the Board, or (b) the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting as a single class.  For the purposes of this Article V, “Whole Board” means the total number of directors the Company would have if there were no vacancies.

ARTICLE VI

NO ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS OF STOCKHOLDERS

Except to the extent expressly permitted by a Preferred Stock Designation relating to a series of Preferred Stock:

(a)                                  any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

(b)                                 special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board, (ii) the Chief Executive Officer of the Company, (iii) the President of the Company, or (iv) the Secretary of the Company within 10 calendar days after receipt of written request of the Board provided, however, that such request must be made by a majority of the Whole Board if the request is made prior to April 30, 2011 and relates to a special meeting of stockholders, one of the purposes of which is to elect or remove directors or to effect changes in the size of the Board or upon written request of stockholders holding shares representing at least twenty percent (20%) of the voting power of the outstanding shares entitled to vote on the matter for which such meeting is to be called, voting as a single class, provided, however, that such stockholders may only make such request following April 30, 2011 in respect of a special meeting of stockholders, one of the purposes of which is to elect or remove directors. Any such request shall state the purpose or purposes of the proposed meeting.

At any annual meeting or special meeting of stockholders of the Company, only such business shall be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company.

ARTICLE VII

DIRECTORS

Section 1.  Board Powers.  The business and affairs of the Company shall be managed by, or under the direction of, the Board.  In addition to the powers and authority expressly conferred upon the Board by statute, this Restated Certificate of Incorporation or the Bylaws of the Company, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the DGCL, this Restated Certificate of Incorporation and the Bylaws; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that was otherwise valid.

Section 2.  Number, Election and Terms of Directors.  Subject to the rights, if any, of the holders of shares of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, the number of the directors of the Company shall initially be fixed at nine (9) and shall thereafter be fixed from time to time by resolution of the Board.  Upon this Restated Certificate of Incorporation becoming effective pursuant to the DGCL, the Board shall consist of the persons named as directors in the plan supplement filed in the Bankruptcy Court on April 30, 2010 in connection with the Plan of Reorganization, and each director shall hold office until the first annual meeting of stockholders following the Effective Date (as defined in the Plan of Reorganization)), or until his or her successor is duly elected and qualified.  At the first annual meeting of stockholders following the Effective Date, which in no event shall be prior to April 30, 2011, unless otherwise approved by a majority of the Whole Board, and at each annual meeting thereafter, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.  At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect a candidate.  Election of directors of the Company need not be by written ballot unless the Bylaws of the Company shall so provide.  If authorized by the Board, any requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 3. Removal of Directors.  Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for in a Preferred Stock Designation, until April 30, 2011, any director, or the entire Board, may be removed from office at any time, with or without cause, only by the affirmative vote of at least 80% of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.  From and after April 30, 2011, except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for in a Preferred Stock Designation, any director, or the entire Board, may be removed from office at any time, with or without cause, only by the affirmative vote of at least a majority of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Section 4.  Nomination of Director Candidates.  Advance notice of stockholder nominations for the election of directors must be given in the manner, if any, provided in the Bylaws of the Company.

Section 5.  Newly Created Directorships and Vacancies.  Unless otherwise provided by law or this Restated Certificate of Incorporation and subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause shall be filled by a majority vote of the directors then in office, even if the number of such directors then in office is less than a quorum, or by a sole remaining director, if applicable.  Any director elected in accordance with the preceding sentence shall hold office until the expiration of the term of office of the director whom such director has replaced or until such director’s successor has been elected and qualified.  No decrease in the number of directors constituting the Board may shorten the term of any incumbent director.

ARTICLE VIII

LIMITATION ON LIABILITY

A director of the Company shall not be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Company or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any amendment, modification or repeal of this Article VIII or by changes in law, or the adoption of any other provision of this Restated Certificate of Incorporation inconsistent with this Article VIII will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Company to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Company existing at the time of such amendment, modification or repeal or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such amendment, modification or repeal or adoption of such inconsistent provision.

ARTICLE IX

INDEMNIFICATION

Section 1.  Right to Indemnification.  The Company shall indemnify and hold harmless, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.  Notwithstanding the preceding sentence, except as otherwise provided in this Article IX, the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof other than a mandatory counterclaim) commenced by such Covered Person only if the commencement of such proceeding (or part thereof other than a mandatory counterclaim) by the Covered Person was authorized in the specific case by the Board.  The right to indemnification conferred by this Article IX shall be a contract right that shall fully vest at the time the Covered Person first assumes his or her position as a director or officer of the Company and shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

Section 2.  Prepayment of Expenses.  The Company shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by a Covered Person in defending, testifying, or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses incurred by a Covered Person in his or her capacity as a director or officer of the Company (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Covered Person is not entitled to be indemnified for such expenses under this Article IX or otherwise.

Section 3. Claims.  If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under Section 1 or Section 2 of this Article IX is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall also be entitled to be paid the expense of prosecuting or defending such suit to the fullest extent permitted by law.  In (a) any suit brought by the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met any applicable standard for indemnification set forth in the DGCL.  Neither the failure of the Company (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, shall be a defense to such suit.  In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Company.

Section 4.  Nonexclusivity of Rights.  The rights conferred on any Covered Person by this Article IX shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, the Bylaws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

Section 5.  Insurance.  The Company may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.  Indemnification of Employees and Agents of the Company.  The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article IX as if such employee or agent were a director or officer of the Company.

Section 7.  Other Sources.  The Company’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person collects as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 8.  Amendment or Repeal.  Any repeal or amendment of this Article IX, the adoption of any other provision inconsistent with this Article IX, or any change in applicable law that diminishes or adversely affects the indemnification or advancement of expenses that may be provided under this Article IX shall, except as prohibited by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Company to provide broader indemnification rights to Covered Persons on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 9. Severability.  If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (a) the validity, legality and enforceability of the remaining provisions of this Article IX shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of this Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE X

CORPORATE OPPORTUNITIES

The stockholders, their Affiliates and the directors: (a) may have participated, directly or indirectly, and may continue to participate (including, without limitation, in the capacity of investor, manager, officer and employee) in businesses that are similar to or compete with the business (or proposed business) of the Company; (b) may have interests in, participate with, and maintain seats on the board of directors of other such entities; and (c) may develop opportunities for such entities (collectively, the “Position”). In such Position, the stockholders, their Affiliates and the directors may encounter business opportunities that the Company or its stockholders may desire to pursue.  To the fullest extent permitted by Section 122(17) of the DGCL, the stockholders, their Affiliates and the directors and any of their respective officers, directors, agents, stockholders, members, partners, employees, affiliates or subsidiaries shall have no duty to refrain from engaging directly or indirectly in a corporate opportunity in the same or similar activities or line of business as the Company (and all corporations, partnerships, joint ventures, associations and other entities in which the Company beneficially owns directly or indirectly fifty percent (50%) or more of the outstanding voting stock, voting power, partnership interests or similar voting interests (collectively, “Related Entities”)) engages in or proposes to engage in, and the Company, on behalf of itself and its Related Entities, to the extent permitted by law, renounces any interest or expectancy of the Company and its Related Entities in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any of such persons or entities, even if the opportunity is one that the Company or its Related Entities might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so.  In any case where an opportunity is not specifically presented to a stockholder or director for the Company’s benefit, to the extent a court might hold that the pursuit of the opportunity for the benefit of a person other than the Company is a breach of a duty to the Company, to the extent permitted by law, such stockholder and the Company hereby waive any and all claims and causes of action that such stockholder and/or the Company believes that it may have for such activities.  To the fullest extent permitted by Section 122(17)

of the DGCL, the stockholders, their Affiliates and the directors and any of their respective officers, directors, agents, stockholders, members, partners, employees, affiliates or subsidiaries shall also have no obligation to the Company, the stockholders or to any other Person to present any such business opportunity to the Company before presenting and/or developing such opportunity with any other Persons, other than such opportunities specifically presented to any such stockholder or director for the Company’s benefit in his or her capacity as a stockholder or director of the Company.  In any case where an opportunity is not specifically presented to a stockholder or director for the Company’s benefit, to the extent a court might hold that the pursuit of the opportunity for the benefit of a person other than the Company is a breach of a duty to the Company, to the extent permitted by law, such stockholder and the Company hereby waive any and all claims and causes of action that such stockholder and/or the Company believes that it may have for such activities. To the extent permitted by law, any person purchasing or otherwise acquiring any interest in any shares of stock of the Company shall be deemed to have notice of and consented to the provisions of this Article X.  Neither the alteration, amendment or repeal of this Article X nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, repeal or adoption. For purposes of this Article X, the term “Affiliate” means any person who is an “affiliate” as defined in Rule 12b-2 promulgated under the Exchange Act.

ARTICLE XI

DURATION

The Company is to have perpetual existence.

ARTICLE XII

AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

The Company reserves the right at any time and from time to time to amend or repeal any provision contained in this Restated Certificate of Incorporation (including any Preferred Stock Designation), or to add any new provision to this Restated Certificate of Incorporation in the manner now or hereafter prescribed by this Restated Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, Article IX and Article X, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XII; provided, however, that in addition to any other vote of stockholders (if any) required by law and notwithstanding that a lower vote (or no vote) of stockholders would otherwise be required, if any provision of this Restated Certificate of Incorporation other than this Article XII requires a particular vote of stockholders in order to take the action specified in such provision, then such vote of stockholders shall be required in order to alter, amend or repeal, or adopt any provision inconsistent with, such provision of this Restated Certificate of Incorporation.

Notwithstanding any other provisions of this Restated Certificate of Incorporation, and in addition to any other vote required by law, until April 30, 2011, Article VI subsection (a), Article VII Section 2 and Section 3 and this Article XII may not be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of at least 80% of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, Six Flags, Inc. has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer on this 30th day of April, 2010.

SIX FLAGS, INC.

By:	/s/ Mark Shapiro
Name:	Mark Shapiro
Office:	President and Chief Executive Officer